Exhibit 99

PRESS RELEASE

October 20, 2006

Franklin Financial earnings grow by 22%

Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $2,101,000 for the quarter ended September 30, 2006.  This compares to earnings of $1,642,000 for the quarter ended September 30, 2005 and brings net income for the first nine months of 2006 to $5,468,000 compared with $4,484,000 for the same period in 2005, an increase of 21.9%.

Diluted earnings per share were $.55 for the quarter and $1.55 for the first nine months of 2006.  This compares to $.49 and $1.33 for the same periods in 2005, representing a 16.5% increase for the nine-month period.

Total assets at September 30, 2006 grew by 29.3% over totals a year earlier to a record $787,143,000.  Net loans grew 31.5%, while total deposits and repurchase agreements climbed 35.4% from September 30, 2005 to September 30, 2006.  The market value of trust assets under management increased by 18.0% to reach $482,874,000 at September 30, 2006.

The results of operations include the impact of the acquisition of Fulton Bancshares Corporation during the third quarter.  This transaction was completed on July 1, 2006, and added approximately $120 million in assets to Franklin Financial’s balance sheet.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-three community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over- the-counter market under the symbol FRAF.